Exhibit 8.2

October 24, 2019

Ladies and Gentlemen:

We have acted as your tax counsel in connection with registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the joint consent solicitation statement/prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Viacom Inc.

1515 Broadway

New York, NY 10036